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Exhibit 5.1

November 19, 2009

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado

Re:
Evergreen Energy Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Evergreen Energy Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on or about November 19, 2009 (the "Registration Statement"), including the prospectus included therein (the "Prospectus"), for the purpose of registering up to 17,361,111 shares of the Company's common stock, par value $0.001 per share (the "Common Stock") under the Securities Act of 1933, as amended (the "Act"), all of which may be offered or sold from time to time on a delayed or continuous basis by selling security holders pursuant to Rule 415 under the Act at an indeterminate aggregate initial offering price, as set forth in the Registration Statement, Prospectus, and any amendments or supplements thereto.

        In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents submitted to us as copies conform to the originals of those documents; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the Registration Statement, and any amendments thereto (including any post-effective amendments) will be declared effective by the Commission; (vi) one or more prospectus supplements will be prepared and filed with the Commission describing the Common Stock offered thereby; (vii) the Company will reserve from its authorized but unissued and unreserved shares of stock in a number sufficient to issue all Common Stock that may be issued; (viii) the certificates representing the Common Stock will be duly authorized, executed, and delivered; (ix) with respect to shares of Common Stock offered, there will be sufficient shares of the Company's Common Stock authorized under its certificate of incorporation, as amended ("Certificate of Incorporation") and not otherwise reserved for issuance; and (x) any applicable certificates representing the Common Stock will be duly authorized, executed, and delivered.

        In rendering the opinions expressed below with respect to the Common Stock, we have further assumed that

  (a)
  the consideration paid for any shares of Common Stock will comply with Section 153(a) or (b) of the Delaware General Corporation Law (the "DGCL"), Section 152 of the DGCL, and Section 3 of Article IX of the Delaware Constitution or in each case, any successor provision;

  (b)
  the form and terms of such Common Stock, the issuance, sale and delivery thereof by the Company, and the incurrence and performance of the Company's obligations thereunder or in respect thereof, will comply with, and will not violate, the Company's Certificate of Incorporation or Bylaws or any applicable law, rule, regulation, order, judgment, decree, award, or agreement binding upon the Company, or to which the issuance, sale, and delivery of such Common Stock, or the incurrence and performance of such obligations, may be subject, or violate any applicable public policy, or be subject to any defense in law or equity. In addition, we have assumed the receipt by each person to whom or for whose benefit a share of Common Stock is to be issued (collectively, the "Beneficial Holders") of a certificate for such Common Stock or the receipt by the Depository Trust Company, acting as agent, on behalf of all Beneficial Holders of the class or series of Common Stock, of a global security then evidencing such Common Stock, and the issuance and sale of and payment for the

    Common Stock so acquired in accordance with the applicable purchase, underwriting or similar agreement approved by the board of directors of the Company and the Registration Statement, including the Prospectus and the applicable prospectus supplement.

        We have examined the Registration Statement to be filed with the Commission, including the exhibits thereto, the Certificate of Incorporation and Bylaws of the Company, the Officers' Certificate, and such other documents, corporate records, and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. Based upon such examination, and subject to the further provisions hereof, we are of the following opinion:

    The Common Stock will be validly issued, fully paid and nonassessable, provided that: (i) the Company's Board of Directors or an authorized committee thereof has specifically authorized the issuance by proper action ("Authorizing Resolutions"); (ii) the offer and sale of the Common Stock and the issuance and delivery thereof are in conformity with the Company's Certificate of Incorporation and Bylaws, and do not violate any applicable law, or result in a default under or a breach of any agreement or instrument binding on the Company or a violation of any restriction imposed by any court or governmental body having jurisdiction over the Company; and (iii) the Company has received the consideration provided for in the applicable Authorizing Resolutions and such consideration per share shall not be less than the par value per share of the Common Stock.

        The foregoing opinions are qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally, and general equitable or public policy principles.

        We express no opinions concerning the validity or enforceability of any provisions contained in documents pertaining to the Common Stock that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law.

        This opinion is to be used only in connection with the offer and sale of Common Stock while the Registration Statement is in effect.

        We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

        We do not express an opinion on any matters other than those expressly set forth in this letter. The opinions expressed herein are rendered as of the date hereof. This opinion is based upon currently existing Delaware statutes, rules, regulations and judicial decisions, and we disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We are Colorado lawyers licensed only to practice in the State of Colorado. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

                      Very truly yours,

                      /s/ Moye White LLP

                      Moye White LLP

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  Exhibit 5.1